Emmaus Medical, Inc. 8-K
EXHIBIT 99.1

Emmaus Medical Announces Completion of Enrollment for its Phase 3 Sickle Cell Disease Trial

Company will Attend the 54th Annual American Society of Hematology Exposition

TORRANCE, Calif., December 3, 2012 – Emmaus Medical, Inc., a specialty pharmaceutical and regenerative medicine company, today announced the completion of patient enrollment for its phase 3 clinical trial to study L-glutamine as a treatment for sickle cell disease.

“The completion of enrollment is a significant milestone for our company and the sickle cell community, moving one step closer to potentially bringing the first widely available treatment to patients throughout the world who suffer from this debilitating disease,” said Yutaka Niihara, M.D., MPH, founder and CEO of Emmaus Medical. “Without the generous support of our investors, who have contributed nearly $30 million to advance this treatment for sickle cell disease, we would not have been able to progress this far. I am grateful for their continued support and look forward to completing the trial and analyzing results from the phase 3 study.”

The Phase 3 trial is a prospective, randomized, double-blind, placebo-controlled, parallel-group, multi-center study designed to evaluate the safety and efficacy of L-glutamine as a therapy for sickle cell anemia and β0-thalassemia. Over 225 patients have been enrolled in the study across 31 sites in the U.S. L-glutamine therapy for Sickle Cell Disease and β0-Thalassemia is a patent protected treatment, whose research was led by Dr. Niihara and investigators at the Los Angeles Biomedical Research Institute at Harbor-UCLA Medical Center. The therapy has Orphan Drug status in the U.S. and Europe and Fast Track designation from the FDA.

To discuss its research, Emmaus will attend the 54th Annual American Society of Hematology Exposition, from December 8 to 11 at the Georgia World Congress Center in Atlanta. The company will be at booth number 3620.

For further information on the Phase 3 trial, please visit http://www.clinicaltrials.gov (NCT01179217).

About Emmaus Medical, Inc.

Founded in 2000, Emmaus Medical, Inc. is a specialty pharmaceutical company, and subsidiary of Emmaus Life Sciences, Inc., dedicated to the discovery, development and commercialization of innovative and cost-effective treatments and therapies for rare diseases. The company is completing its Phase 3 clinical trial for a treatment for sickle cell disease and has entered into a collaborative agreement for the research, development and commercialization of regenerative medicine products. For more information, please visit www.emmausmedical.com and www.nutrestore.com.

Contacts:

Media:
Lori Teranishi for Emmaus Medical, Inc.
415-981-1964
lteranishi@iqprinc.com

Investors:
Matt Sheldon for Emmaus Medical, Inc.
310-279-5975
msheldon@pondel.com

Clinical Trial Information:
Dr. Henry Macan or Dr. Rafael Razon, Emmaus Medical, Inc.
310-214-0065
scdstudy@emmausmedical.com